UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report:  April 19, 2009

(Date of earliest event reported)

INTERNATIONAL BUSINESS MACHINES
CORPORATION

(Exact name of registrant as specified in its charter)

New York	1-2360	13-0871985
(State of Incorporation)	(Commission File Number)	(IRS employer Identification No.)

ARMONK, NEW YORK	10504
(Address of principal executive offices)	(Zip Code)

914-499-1900

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.   Results of Operations and Financial Condition.

Attachment I of this Form 8-K contains the prepared remarks for IBM’s Chief Financial Officer Mark Loughridge’s first quarter earnings presentation to securities analysts on April 19, 2010.  Certain reconciliation and other information (“Non-GAAP Supplementary Materials”) for this presentation was included in Attachment II to the Form 8-K that IBM submitted on April 19, 2010, which included IBM’s press release dated April 19, 2010.  All of the information in Attachment I is hereby filed.

IBM’s web site (www.ibm.com) contains a significant amount of information about IBM, including financial and other information for investors (www.ibm.com/investor/).  IBM encourages investors to visit its various web sites from time to time, as information is updated and new information is posted.

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: April 20, 2010

	By:	/s/ James J. Kavanaugh

James J. Kavanaugh
Vice President and Controller

3

ATTACHMENT I

Introduction

Thank you.  This is Patricia Murphy, Vice President of Investor Relations for IBM.  I’m here with Mark Loughridge, IBM’s Senior Vice President and Chief Financial Officer.  Thank you for joining our first quarter earnings presentation.

The prepared remarks will be available in roughly an hour, and a replay of this webcast will be posted to our Investor Relations website by this time tomorrow.

Our presentation includes certain non-GAAP financial measures, in an effort to provide additional information to investors.  All non-GAAP measures have been reconciled to their related GAAP measures in accordance with SEC rules.  You will find reconciliation charts at the end, and in the Form 8-K submitted to the SEC.

Let me remind you that certain comments made in this presentation may be characterized as forward looking under the Private Securities Litigation Reform Act of 1995.  Those statements involve a number of factors that could cause actual results to differ materially.  Additional information concerning these factors is contained in the company’s filings with the SEC.  Copies are available from the SEC, from the IBM web site, or from us in Investor Relations.

Now, I’ll turn the call over to Mark Loughridge.

1Q 2010 Highlights

Thank you for joining us today.

This quarter, we delivered $1.97 of earnings per share, which was up 16 percent year to year.  Our improving business mix and focus on driving productivity again delivered solid margin and profit performance.  We increased pre-tax margin by a point, and both pre-tax and net income were up 13 percent.  We had great cash performance, increasing free cash flow by $400 million to $1.4 billion.  We  returned another $4.7 billion to shareholders, with $700 million in dividends and $4 billion of share repurchases.  The balance sheet is solid, and capital structure is well positioned to support our full year objectives. Our liquidity position remains strong, as we finished the quarter with $14 billion of cash on hand.  This was a very good start to the year.

Our key investments are unique to the IBM strategy, and are paying off.

This quarter our growth markets were up 8 percent year to year at constant currency, led by the BRIC countries which were up 14 percent, as these countries build out and integrate their public and private infrastructures.

Business analytics is one of the fundamental drivers of our software performance.  Software revenue was up 11 percent, or 5 percent at constant currency, with share gains in each of the five middleware brands.  Across software and services, our business analytics revenue was up double-digits.

In Services, an increasing portion of our consulting business is driven by our Smarter Planet engagements, and business analytics.   This quarter consulting signings were up 18 percent, or 12 percent at constant currency; this is the strongest consulting performance in over three years.  So our growth initiatives helped drive our first quarter revenue performance.

Revenue Growth Rate Improvement

You may recall that in January we expected to improve our revenue growth rate from the fourth quarter to the first, resulting in mid-single digit revenue growth at actual rates.   Let me tell you how we did, and give you a few highlights.

Our first quarter revenue was up 5 percent year to year, though it was driven more by our business operations, and less by currency.  With a strengthening dollar, currency was less of a help, only contributing 5 points of growth vs. the 6 to 7 points based on mid-January spot rates.  This impacted revenue by about $250 million, so our underlying business performance was better than expected.

The improvement in revenue growth from the fourth quarter was broad based, with improvements across each of our major segments and geographies. In our segment performance:  Systems and Technology improved 11 points, Software 9 points, Global Business Services 4 points, and, Global Technology Services, 3 points - all at constant currency.

By geography: Americas revenue growth improved 6 points, EMEA 5 points, and Asia 4 points. The major markets rate improved 5 points, and the growth markets 6 points, led by the BRICs.

Keep in mind our solid annuity base, so our transactional growth rates drove these gains.

And so now, after a very good first quarter, we are increasing our earnings per share expectations for the year to at least $11.20, which is up 20 cents from our previous view of at least $11.

Now I’ll turn to the detailed financial results for the first quarter.

Financial Summary

As I just mentioned, our revenue was up 5 percent year to year to $22.9 billion.

Gross margin expanded 20 basis points, due to better margins in Services and Software, and more favorable business mix.  Our expense was up 2 percent year to year.  Within this, our operational performance was better 5 points, but was more than offset by a 7 point impact from currency and a point of acquisition expense.  Pre-tax margin was up a point year to year to 15.4 percent, and net income margin expanded nearly a point to 11.4 percent.  With this continued margin expansion, we increased both pre-tax and net income by 13 percent year to year.  And finally, our ongoing share repurchase activity drove a 2 percent reduction in our share count.

So bottom line, we delivered $1.97 of earnings per share, up 16 percent from a year ago.

Now I’ll turn to the revenue details, starting with a geographic view.

Revenue by Geography

In discussing the geographic results, as always, I’ll focus my comments on constant currency.

As I just mentioned, the improvement in revenue growth was fairly consistent across our geographies, with Americas better by 6 points, Europe better by 5 points and Asia by 4 points.

Driving the 5 point improvement in the major markets growth rate, we had  better performance in each of the G7 countries.  The best growth again came from the UK, which was up 8 percent year to year.

In the growth markets, growth accelerated as market conditions improved in most countries.  With 8 percent growth this quarter, growth markets outpaced the majors by 10 points.  The growth was led by the BRIC countries, which represent about a third of the growth markets.  The BRIC year-to-year increase of 14 percent included strong double-digit growth in Brazil, India, and Russia.  Government spending and programs remains a tailwind in most countries, and our strongest performance again came from the Public sector.  Within the growth markets, our biggest improvement from fourth quarter was in sales to our small and medium business clients, driven by growth in Services, Power, Storage, and System x.

We are having great success expanding our footprint in the growth markets, which provides a base on which to build a software and services stack.

Revenue and Gross Margin by Segment

Turning to revenue and gross margin by segment, our Services revenue growth improved from the fourth quarter in total, and in SO, BTO, ITS, Maintenance, and GBS.  This was driven by growth in outsourcing signings on a trailing 12 month basis, and growth in core consulting signings this quarter.

Our Software performance was excellent, up 11 percent.  Targeted investments over the last several years have positioned us to capture growth in key areas like business analytics, storage management and business integration.

This quarter our Systems and Technology business returned to growth, and we gained or held share in every brand.

Turning to gross profit, our improving business mix and productivity initiatives have yielded consistent improvement in our gross margin over time.  This quarter, better margins in services and software, and the relative strength of our software business resulted in gross margin expansion of 20 basis points.

Now let’s take a look below the gross profit line to our expense and spending profile.

Expense Summary

Our Total Expense and Other Income was up 2 percent, and together with a 5 percent increase in revenue, our expense-to-revenue ratio improved .8 points year to year.

The operational expense improved 5 points year to year.  But it was more than offset by currency, which impacted expense growth by 7 points; and acquisitions accounted for one point.  We’re continuing to execute initiatives to increase efficiency and drive productivity, leveraging scale and our global footprint.  This strategy has worked well over the last five years and will continue to produce over the next five.

As always I’ll lay out the roadmap of cost and expense items that had significant year-to-year impacts to our profit.

First in March we completed the sale of our PLM operations to Dassault, and we booked a gain of about $590 million.  In our call in January I mentioned that the gain from this sale would be relatively offset by a charge for productivity actions. This quarter our workforce rebalancing charges were about $560 million.   The majority of the spending was in Europe and Asia, and we expect payback by the end of the year, with most of the benefit in the 2nd half.

If you recall in the first quarter of last year, we had a gain of almost $300 million associated with outsourcing our logistics business to Geodis, and this was effectively offset by our workforce rebalancing charges of $265 million.  So a very similar dynamic, with a gain offsetting our workforce rebalancing charges.  In fact, when you look at the combined impact of the two unique items last year and two this year, there is no impact on IBM’s year-to-year performance in the first quarter.

Our bad debt expense was less than $10 million in the current period, an improvement of about $90 million from last year, reflecting the improving credit environment.  Our accounts receivable reserve coverage of 2.1 percent is down 30 basis points from last year, though it is up slightly from year end.

Finally, I’ll comment on the impact from currency.

As you know, we hedge our major cross-border cash flows to mitigate the currency volatility in global cash planning.  With the year-to-year change in currencies, this hedge of cash flow program generated a loss in the first quarter of this year, as compared to a gain last year.  The year-to-year impact in the first quarter was over $350 million, which is roughly 60 percent in expense, and 40 percent in cost of goods sold.   Keep in mind that these hedging losses mitigate the translation gains elsewhere in the P&L.

Though it’s difficult to measure the currency contribution to the bottom line due to the impact of pricing and sourcing actions, we do not believe that currency, net of hedging activity, contributed to our profit growth in the quarter.

So now let’s turn to our segment pre-tax margins.

Pre-Tax Margins by Segment

This is a snapshot of our margins by segment.

The combination of the four unique items I just mentioned have no year-to-year impact on IBM’s total results.  But they do impact the year-to-year performance of the segments.   For example, the workforce rebalancing activity this year was incurred in every segment, but the PLM gain was booked in Software.

We’ve provided here a normalized view of the profit and margin dynamics, by removing the unique gains and charges in both years, to give you a better view of the underlying operational performance of the segments.

Now let’s turn to the segments, starting with Services.

Services Segments

The two services segments delivered $13.7 billion in revenue, up 4 percent year to year, and down 2 percent at constant currency. This is a 3 point improvement in growth rate at constant currency vs. the fourth quarter.

Total Signings were $12.3 billion, down 2 percent at actual rates, and 7 percent at constant currency.  If you exclude Application Management Services signings, signings would have been up 4 percent.  I’ll talk about our AMS performance in a moment.

Total Outsourcing signings were down 3 percent at actual rates, and 8 percent at constant currency, though Strategic Outsourcing signings were up 6 percent.  As you know, Outsourcing signings can be very uneven by quarter and it’s important to look at the longer term trends.   Total Outsourcing signings on a trailing 12 months basis are up 5 percent at actual rates and up 4 percent at constant currency.

Total Transactional signings, which include Integrated Technology Services, Consulting, and AMS Systems Integration, were down 1 percent at actual rates, and 6 percent at constant currency.  In the quarter, we did see a shift in demand toward our consulting offerings, with consulting signings up 18 percent.

Overall, we signed 13 deals greater than $100 million.  And backlog at the end of the quarter was $134 billion, up $8 billion year to year, or up $1 billion adjusting for currency.   Within the backlog, we saw improved stability in our base accounts, with backlog erosion at the lowest level in two years.

Now I’ll go to the key drivers of performance in the two services segments.

In Global Technology Services, revenue in the quarter was $9.3 billion, up 6 percent year to year as reported and flat at constant currency.

GTS Outsourcing revenue improved in the quarter, and returned to growth at constant currency, reflecting demand for BTO and Strategic Outsourcing over the last 12 months.   In Integrated Technology Services, the revenue growth rate also improved from the fourth quarter.

Total GTS Signings were up 1 percent at actual rates, down 5 percent at constant currency.  GTS Outsourcing signings were up 1 percent at actual rates, down 4 percent at constant currency.  Strategic Outsourcing signings were up 6 percent at actual rates with strong growth in North America.  Integrated Technology Services signings were flat at actual rates, down 5 percent at constant currency.  The strongest performance was in the growth markets, up 29 percent year to year, and we had improvement in labor-based services in North America.

Global Technology Services gross profit was up 8 percent year to year, with margin up one-half point.   Total pre-tax income was down 13 percent year to year, as we absorbed a significant increase in workforce rebalancing charges.  Looking at a normalized view of GTS margins, excluding the items I discussed earlier, PTI would be up 9 percent year to year, with pre-tax margin expansion.

This rebalancing activity will provide PTI benefit mainly in the second half of the year.  And with this activity behind us, we expect that GTS will return to PTI growth and margin expansion over the remainder of the year.

Turning to Global Business Services, revenue was flat as reported, down 5 percent at constant currency. This improved revenue performance from fourth quarter was driven by strong growth in consulting signings, which yield quickly in the quarter, and revenue from Application Management Services signings over the last 12 months.

Total GBS Signings were down 6 percent at actual rates, down 12 percent at constant currency.  This quarter, I’m going to describe our signings performance for GBS the way we manage it, as two distinct businesses — Consulting, and Application Management Services, which includes both Application Outsourcing, and Systems Integration.

In Consulting, signings were up 18 percent at actual rates and 12 percent at constant currency.  This is the first quarter we’ve had constant currency growth in consulting since the fourth quarter of 2008.  We are starting to see a shift in customer buying patterns toward more transformational offerings which are reflected primarily in our consulting business.  We have reengineered this business to align with the strategy around smarter planet and business analytics, making investments and adding significant talent.

We’re getting good traction from our growth initiatives.  Consulting signings in Growth Markets were up 35 percent  at constant currency.  And our smarter planet and business analytics offerings were 25 percent of total consulting signings.

Now turning to Application Management Services, signings were down 23 percent at actual rates and 27 percent at constant currency, versus a strong first quarter of last year where we had a handful of large deals.   This is where we came up short versus our expectations in the quarter.  AMS signings were down $700 million compared to last year.  Now AMS has grown on a trailing 12 month basis, but obviously it had an impact on our signings performance this quarter.  As I mentioned earlier, Services signings excluding AMS would have been up 4 percent.

Global Business Services gross profit margin expanded .7 points this quarter to 27.3 percent.   Pre-tax margin was down 1.6 points year to year.  Adjusting for the unique items, PTI margin was 12.4 percent, down one-half point year to year.

To wrap up Services, we had good improvement in revenue performance, driven by outsourcing signings growth in both GTS and GBS over the past 12 months, and a return to signings growth in Consulting.   This is important because consulting has been a good leading indicator, and has the greatest impact on near term revenue performance.  Both of these give us momentum going forward, and we expect our Services business to return to modest growth in the second quarter.

Software Segment

Software had a terrific quarter with revenue of $5 billion, up 11 percent year to year, or 5 percent at constant currency.  These results are a direct result of our sustained investment in this space.   Organic investments, complemented by strategic acquisitions, have enabled us to deliver unique capabilities and tremendous value for our customers.

This quarter Key Branded Middleware grew 13 percent, or 8 percent at constant currency, and gained share for the tenth straight quarter as we continue to extend our lead in the middleware market.  Every one of the key brands gained share.  We had very strong performance, especially in our business integration, analytics, and storage management software.  This contributed to great brand performance with WebSphere up 13 percent, Information Management up 11 percent, and Tivoli up 23 percent.

The software segment pre-tax income grew 54 percent, or 25 percent after normalizing for the unique items.  Pre-tax margin was up 9.6 points year to year to 36 percent.  Normalized, we improved pre-tax margin 2.8 points to 27 percent.

Now let me take you through some additional detail on the brands.

WebSphere had another strong quarter.  Business Integration offerings, which deliver value to customers by enabling them to make their processes more predictive, agile and collaborative, grew over 20 percent.   ILOG, which plays a key role in IBM’s Smarter Planet initiative by providing business rules management, did very well again this quarter growing over 30 percent.

Information Management Software had a great quarter.  Business Analytics continues to be a key growth area for us.  Cognos, which was our largest acquisition ever, posted strong double-digit growth and gained share, providing a proof point on analytics demand in the market.

Tivoli had an excellent quarter and gained share across all three market segments.  Within systems management, Enterprise Asset Management, which includes Maximo products, grew double digits.  This is a key component of our Smarter Planet strategy.   Growth was broad based across geographies, most notably in the growth markets.  Storage management software also grew double digits, which complements the strong growth in storage hardware.  We have had over 20 consecutive quarters of growth in Tivoli storage software.  Finally, security had solid growth, driven by strong sales across the portfolio.

Lotus revenue growth improved significantly from the fourth quarter, driven by 31 percent year-to-year increase in advanced collaboration.  This software improves our customers’ productivity by enabling the efficient sharing of information.

Rational software had a solid quarter with revenue growing 7 percent year to year.  Rational provides an integrated suite of products to manage the business process of software and systems delivery.

This quarter we completed the sale of our PLM operations, where we have acted as a sales channel.  Our participation in this business has been declining for some time, and this transaction is in line with our strategy to divest of lower value businesses.  The sale will have a positive effect on software margins immediately, and improve our software revenue profile over time.  Over the next year, the loss of PLM revenue will impact our software revenue growth by 2 to 3 points.  We will provide a view of our software revenue growth without PLM for the next four quarters, to better reflect our ongoing business performance.

Software had a great quarter, reflecting the strength of the portfolio and the value it delivers to our customers.  We expect to continue the same level of revenue performance in the second quarter, of course adjusting for the PLM transaction.

Systems and Technology Segment

Systems and Technology revenue was $3.4 billion, up 5 percent year to year, 2 percent at constant currency.  This is an 11 point sequential improvement in year-to-year growth rates at constant currency.

We gained share in: Storage, both disk and tape, System x, which includes 55 percent growth in blades, Retail Store Solutions,  and the mid-range of Power which was driven by the introduction of POWER 7. We held share in high-end servers.

Gross profit margins improved in Storage, System x, Retail Stores and  Microelectronics OEM.

In Systems and Technology we expect mid single-digit constant currency revenue growth in the second quarter, and our new high-end products to help accelerate revenue growth through the second half, to double digits by the fourth quarter.

Now, let me take you through more details on the brands.

Power Systems revenue declined 17 percent year to year and we held market share.  We have been taking share in UNIX for years.  In first quarter, our success with competitive UNIX displacements continued, with over 170 competitive wins, totaling over $125 million for the quarter.  This quarter we took share in both low-end and mid-range systems.  In the midrange, where we introduced POWER 7 in February, we gained better than 2 points of share year to year.  POWER 7 systems further extend our price/performance advantage vs. others competing in the UNIX space.  We expect our share gains to continue in the high-end when we announce our new POWER 7 products later this year.

Storage revenue grew 11 percent year to year.  Disk grew 18 percent and gained share, with double-digit growth in enterprise, mid-range and low-end products.  In the high-end, growth was driven by XIV, where we added 75 new customers to our XIV platform in the first quarter.  Tape declined 5 percent but we again gained share.  Our hardware storage results complement the strong performance in storage software, our storage hardware and software together grew 14 percent.

System x server revenue grew 36 percent year to year.  This was our fifth consecutive quarter of share gain in x86.   Our improved sales model and enhanced product offerings are the key contributors to this performance.  System x blades grew 55 percent year to year and gained 2 points of share.  Gross profit margin expanded year to year, driven by improvements in end-to-end operational efficiencies and the strong performance in blades.

System z revenue declined 17 percent year to year. MIPS declined 19 percent in the first quarter after growing 18 percent a year ago.  This performance is consistent with what you would expect at this point in the product cycle.  Later this year we are releasing the next generation System z.

Microelectronics OEM revenue was up 16 percent year to year.  Our 300 millimeter fab is at near full utilization, and our 45 nanometer output was sold out again this quarter.

Systems and Technology returned to revenue growth this quarter with strong performance in System x, Storage, Microelectronics, and Retail Store Solutions.  I expect this growth rate to accelerate through 2010.

Cash Flow

Turning to cash flow, we generated $1.4 billion of free cash flow, up $400 million year to year.  The growth was achieved off of a strong first quarter of 2009.  The increase in free cash flow was driven by higher net income, and improved cash from sales cycle working capital, as collections remain strong.   And we delivered this $400 million increase in free cash flow even taking into account significantly higher tax payments, so this was quite an achievement.

Below the free cash flow line we received about $450 million from the PLM sale, which is reflected in the investing section of our cash flow, and on the line labeled “Other” in this chart.

Looking at our uses we completed five acquisitions for $800 million, which is a good start to the year, and we returned $4.7 billion to shareholders.  Seven hundred million dollars was in dividends, and $4 billion was in share repurchases, which helped drive a year-to-year reduction in average diluted shares of just over 2 percent.  We have $2 billion remaining from our board authorization.

Overall, this was a great quarter for cash flow, especially for a first quarter.

Now, let’s turn to the balance sheet where we see the benefit of our strong cash performance.

Balance Sheet

Even after funding investment and returning cash to investors, we maintained a healthy cash balance of $14 billion which was flat from year end, and an increase of $1.7 billion from the first quarter of 2009.

Total debt was $26.3 billion.  Over $22 billion of debt is in support of our financing business, which is leveraged at an appropriate 7 to 1 ratio.  Four point one billion dollars is non-financing debt, which is up $400 million from year end.

We continue to have a high degree of financial flexibility in our model. Non-financing debt-to-cap was 18 percent, up 2 points from year end and down 25 points from a year ago.

The balance sheet remains strong, and positioned to support the business over the long term.

EPS Bridge — 1Q09 to 1Q10

I’ll start to wrap up with a brief discussion of the drivers of our earnings per share performance.

This quarter all categories positively contributed to our earnings growth.  Starting with revenue, which contributed 9 cents of benefit, or about one-third of the total growth; this was the largest contribution we’ve had from revenue growth since the second quarter of 2008.  Our ongoing work to improve our operating leverage resulted in gross margin expansion and expense productivity, which together contributed 13 cents.  We also had a modest benefit from tax rate and share repurchase contributed another few cents.

So our growth was delivered in a very balanced way, through revenue growth, profit expansion, and an effective use of cash.

1Q 2010 Summary

Our performance in the first quarter was driven by the investments we’ve made to capture growth opportunities, and our ability to deliver value to our clients.

We had broad-based improvement in revenue growth, across our segments, and across our geographies.  This improvement, together with a shift to higher value businesses and focus on driving productivity, again delivered solid margin and profit performance.

We took actions in the first quarter to continue to transform the company — shifting to higher value areas, and improving our structure.  We completed five acquisitions in the first quarter, investing in key capabilities that support our growth initiatives.  We divested of our PLM operations, and after we get through the comparison in the next few quarters, this will improve the revenue growth and margin of our software business.  We introduced new mid-range Power offerings, and will deliver high-end Power and mainframe systems later in the year, to drive share gains in the second half.  And we continued to increase the productivity of the business.  These actions will improve our strategic position and our business model going forward.

Given what we see in the short term and our work with the business units, we expect a return to revenue growth at constant currency in the second quarter, with Services delivering modest revenue growth, hardware improving to mid-single digits, and Software continuing its strong performance.

We’re confident in our ability to continue to improve our revenue performance, leverage our business model to expand margin, grow profit, generate cash, and return value to our shareholders.

So consequently we are increasing our expectations for the year, to at least $11.20 of earnings per share.

Now Patricia and I will take your questions.

Closing

Thank you, Mark.  Before we begin the Q&A I’d like to remind you of a couple of items.

First, we have supplemental charts at the end of the deck that complement our prepared remarks.

Second, I’d ask you to refrain from multi-part questions.

When we conclude the Q&A, I’ll turn the call back to Mark for final comments.

Operator, please open it up for questions.